Ex. 99.1

NEWS RELEASE

For Immediate Release
January 30, 2019
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FOURTH QUARTER 2018
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) reported strong earnings for the year ended 2018 benefiting from net revenue growth and tax reform, according to Frank B. Holding, Jr., Chairman of the Board. Key results for the quarter and year ended December 31, 2018, are presented below:

	For the Quarter ended:
	4Q18	3Q18	4Q17
Net income (in millions)	$89.5	$117.3	$54.4
Net income per share	$7.62	$9.80	$4.53

Annualized return on average assets	1.00%	1.33%	0.62%
Annualized return on average equity	10.17%	13.41%	6.48%

	For the Year ended:
	12/31/2018	12/31/2017
Net income (in millions)	$400.3	$323.8
Net income per share	$33.53	$26.96

Return on average assets	1.15%	0.94%
Return on average equity	11.69%	10.10%

FINANCIAL HIGHLIGHTS

•
Net income for the fourth quarter of 2018 increased $35.1 million, or by 64.5 percent, compared to the fourth quarter of 2017. The increase was primarily the result of higher interest income due to loan growth and higher loan and investment yields, as well as lower income tax expense. Income tax expense was lower primarily due to the deferred tax asset re-measurement during the fourth quarter of 2017 as a result of tax reform. These net income improvements were partially offset by fair value adjustment losses on marketable equity securities.

•
Net income for the fourth quarter of 2018 decreased $27.8 million, or by 23.7 percent, compared to the third quarter of 2018. The decrease was primarily the result of fair value adjustment losses on marketable equity securities, higher provision for loan losses, and higher income tax expense. Income tax expense was higher primarily due to the tax benefit recognized during the third quarter of 2018. The tax benefit recognized represents a refinement of our original deferred tax asset adjustment recorded during the fourth quarter of 2017. These reductions to net income were partially offset by increased interest income due to loan growth and higher loan and investment yields.

•
Net income for the year ended 2018 increased $76.6 million, or by 23.6 percent, compared to the year ended 2017. The increase was primarily the result of higher interest income due to loan growth, higher loan and investment yields, as well as lower income tax expense. Income tax expense was lower primarily due to the reduction in the corporate federal income tax rate from 35 percent to 21 percent and the deferred tax re-measurement during the fourth quarter of 2017, both items resulting from tax reform. These increases to net income were partially offset by lower gains on acquisitions and higher personnel, occupancy and furniture, fixtures and equipment expenses.

•
Earnings in 2018 included pre-tax gains of $26.6 million resulting from the extinguishment of Federal Home Loan Bank (FHLB) debt obligations as well as favorable impacts from tax reform. Earnings in 2017 included pre-tax gains of $134.7 million recognized in connection with the FDIC-assisted transactions of Harvest Community Bank (HCB) of Pennsville, New Jersey, and Guaranty Bank (Guaranty) of Milwaukee, Wisconsin.

•
Loans grew by $636.9 million during the fourth quarter and by $1.93 billion for the year, reflecting originated loan growth of $329.5 million and $1.31 billion respectively. Acquired loans from HomeBancorp, Capital Commerce and Palmetto Heritage totaled $798.7 million at year end.

•
Deposits grew by $508.9 million during the fourth quarter and by $1.41 billion for the year, reflecting organic deposit growth of $223.7 million and $675.7 million, respectively. Acquired deposits from HomeBancorp, Capital Commerce and Palmetto Heritage totaled $730.5 million at year end.

•
BancShares remained well-capitalized at December 31, 2018, under Basel III capital requirements with a Tier 1 risk-based capital ratio and common equity Tier 1 ratio of 12.67 percent, total risk-based capital ratio of 13.99 percent and leverage capital ratio of 9.77 percent.

MERGER ACTIVITY
On January 10, 2019, First Citizens Bank (FCB) and First South Bancorp, Inc. (First South Bancorp) entered into a definitive merger agreement for the acquisition by FCB of Spartanburg, South Carolina-based First South Bancorp and its bank subsidiary, First South Bank. Under the terms of the agreement, cash consideration of $1.15 will be paid to the shareholders of First South Bancorp for each share of common stock totaling approximately $37.5 million. The transaction is anticipated to close during the second quarter of 2019, subject to the receipt of regulatory approvals and the approval of First South Bancorp's shareholders. As of December 31, 2018, First South Bancorp reported $238.5 million in consolidated assets, $180.9 million in loans and $204.1 million in deposits.
On November 15, 2018, FCB and Biscayne Bancshares, Inc. (Biscayne Bancshares) entered into a definitive merger agreement for the acquisition by FCB of Coconut Grove, Florida-based Biscayne Bancshares and its bank subsidiary, Biscayne Bank. Under the terms of the agreement, cash consideration of $25.05 will be paid to the shareholders of Biscayne Bancshares for each share of common stock totaling approximately $118.7 million. The transaction is expected to close during the second quarter of 2019, subject to the receipt of regulatory approvals. As of December 31, 2018, Biscayne Bancshares reported $1.01 billion in consolidated assets, $850.3 million in loans and $746.4 million in deposits.
On November 1, 2018, FCB completed the merger of Pawleys Island, South Carolina-based Palmetto Heritage Bancshares, Inc. (Palmetto Heritage) and its subsidiary, Palmetto Heritage Bank & Trust, into FCB. Under the terms of the agreement, cash consideration of $135.00 per share was paid to the shareholders of Palmetto Heritage for each share of Palmetto Heritage's common stock with total consideration paid of $30.4 million. FCB acquired $162.2 million in assets, $135.1 million in loans and $124.9 million in deposits.
On October 2, 2018, FCB completed the merger of Milwaukee, Wisconsin-based Capital Commerce Bancorp, Inc. (Capital Commerce) and its subsidiary, Securant Bank & Trust, into FCB. Under the terms of the agreement, cash consideration of $4.75 per share was paid to the shareholders of Capital Commerce for each share of Capital Commerce's common stock with total consideration paid of $28.1 million. FCB acquired $221.9 million in assets, $184.1 million in loans and $172.4 million in deposits.

On May 1, 2018, FCB completed the merger of Tampa, Florida-based HomeBancorp, Inc. (HomeBancorp) and its subsidiary, HomeBanc, into FCB. Under the terms of the agreement, cash consideration of $15.03 per share was paid to the shareholders of HomeBancorp for each share of HomeBancorp's common stock with total consideration paid of $112.7 million. FCB acquired $842.7 million in assets, $566.2 million in loans and $619.6 million in deposits.

LOANS AND DEPOSITS
Loans at December 31, 2018, were $25.52 billion, a net increase of $636.9 million compared to September 30, 2018, representing growth of 10.2 percent on an annualized basis. The increase was driven by $374.3 million of organic growth in our commercial and residential mortgage portfolios, offset by pay downs on equity lines. Quarter end balances also included $294.0 million of non-PCI loans acquired in the Capital Commerce and Palmetto Heritage acquisitions. The growth in the non-PCI portfolio was partially offset by a net decline in the purchase credit impaired (PCI) portfolio of $31.4 million.
Loan balances increased by a net $1.93 billion, or 8.2 percent, since December 31, 2017. The increase was driven by $1.31 billion of originated loan growth in our commercial and residential mortgage portfolios, offset by pay downs of equity lines. Year end balances also included $770.2 million non-PCI loans acquired in the HomeBancorp, Capital Commerce and Palmetto Heritage acquisitions. The growth in the non-PCI portfolio was partially offset by a net decline in the PCI portfolio of $156.4 million.
At December 31, 2018, deposits were $30.67 billion, an increase of $508.9 million, or 1.7 percent, from September 30, 2018. The increase was due to organic growth of $223.7 million primarily in money market and time deposits accounts. In addition to organic growth, year end balances also included $164.5 million and $120.7 million in deposits related to the Capital Commerce and Palmetto Heritage acquisitions, respectively.
Deposits increased by $1.41 billion, or 4.8 percent, since December 31, 2017, due to organic growth of $675.7 million primarily in noninterest bearing demand deposit accounts. The remaining increase was due to deposit balances acquired from HomeBancorp, Capital Commerce and Palmetto Heritage.

ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $223.7 million at December 31, 2018, an increase of $4.5 million from September 30, 2018 and $1.8 million from December 31, 2017. The allowance as a percentage of total loans at December 31, 2018, and September 30, 2018, was 0.88 percent, compared to 0.94 percent at December 31, 2017.
BancShares recorded net provision expense of $11.6 million during the fourth quarter of 2018, compared to net provision expense of $840 thousand for the third quarter of 2018 and net provision credit of $2.8 million for the fourth quarter of 2017. The $10.7 million and $14.4 million increases, respectively, were largely driven by prior period provision decreases due to loan loss factor reductions as well as current quarter loan growth within higher reserve loan segments and increased net charge-offs.

NONPERFORMING ASSETS
BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $133.9 million at December 31, 2018, up from $130.6 million at September 30, 2018, and down from $144.3 million at December 31, 2017. The increase from September 30, 2018, was primarily due to an increase in OREO, whereas the decrease from December 31, 2017, was primarily due to a decrease in nonaccrual commercial loans.

NET INTEREST INCOME
Net interest income for the fourth quarter of 2018 increased $13.5 million to $320.9 million, or by 4.4 percent, compared to the third quarter of 2018. The taxable equivalent net interest margin was 3.82 percent in the fourth quarter of 2018, an increase of 9 basis points from the prior quarter.

The increase was primarily due to:

•	A rising rate environment generating higher loan yields and increased loan balances predominantly in our commercial and residential loan portfolios;

•	Loan portfolios acquired from Capital Commerce and Palmetto Heritage.
Net interest income for the fourth quarter of 2018 increased $46.1 million, or by 16.8 percent, compared to the fourth quarter of 2017. The taxable-equivalent net interest margin was 3.82 percent in the fourth quarter of 2018, an increase of 48 basis points from the same quarter in the prior year.
Net interest income for the year ended 2018 increased $149.0 million, or by 14.1 percent, compared to the year ended 2017. The taxable-equivalent net interest margin was 3.69 percent for the year ended 2018, an increase of 39 basis points from the year ended 2017.
The increase was primarily due to:

•	A $40.8 million increase in net loan interest income due to higher loan yields and loan growth, primarily within our commercial and residential loan portfolios;

•	Improved yields on our investment portfolio;

•	lmpact from loan portfolios acquired in the HomeBanc, Capital Commerce and Palmetto Heritage acquisitions;

•	Lower borrowing costs due to debt extinguishments in the first quarter of 2018.; partially offset by

•	Higher rates paid on deposits, primarily money market and time deposits.

NONINTEREST INCOME
Noninterest income for the fourth quarter of 2018 was $82.0 million, a decrease of $12.5 million from the third quarter of 2018. The decrease was primarily the result of a $20.7 million decline in the fair value adjustment to marketable equity securities due to market volatility, partially offset by an increase of $6.6 million in cardholder and merchant income resulting from higher sales volume and increased vendor incentives.
Noninterest income decreased $26.6 million from the fourth quarter of 2017, primarily driven by a $16.9 million decline in the fair value adjustment to marketable equity securities and a $12.4 million decrease in gains on extinguishment of debt. These decreases were partially offset by an increase of $6.8 million in cardholder and merchant income driven primarily by higher sales volume and increased vendor incentives.

NONINTEREST EXPENSE
Noninterest expense increased by $7.8 million to $275.4 million compared to the third quarter of 2018. The increase was primarily the result of higher operational expenses driven by repairs for hurricane damage, acquisition related expenses and other miscellaneous expense items.
Noninterest expense increased by $12.3 million from the same quarter last year largely due to an increase in personnel expenses, primarily related to payroll incentives and annual merit increases, as well as increased headcount from the HomeBancorp, Capital Commerce and Palmetto Heritage acquisitions. These increases were partially offset by a reduction in FDIC assessment fees.

INCOME TAXES
Quarterly income tax expense and effective tax rates are shown below:

	For the Quarter ended:
	4Q18	3Q18	4Q17
Income tax expense (millions)	$26.5	$16.2	$68.7
Effective tax rate	22.8%	12.1%	55.8%
The Tax Cuts and Jobs Act of 2017 (Tax Act), enacted on December 22, 2017, reduced the federal corporate income tax rate from 35 percent to 21 percent effective January 1, 2018.
During the fourth quarter of 2017, as a result of the reduction in the tax rate, income tax expense was increased by $25.8 million to re-measure our deferred tax asset. Excluding the effects of the Tax Act adjustment, the effective tax rate for the fourth quarter of 2017 would have been 34.9 percent.
During the third quarter of 2018, income tax expense was reduced by $15.7 million to record a tax benefit related to the effects of the Tax Act. The benefit recorded represents an update of the original Tax Act adjustment recorded during the fourth quarter of 2017. Excluding the effects of the Tax Act, the effective tax rate for the third quarter of 2018 would have been 23.9 percent.
The accounting for the effects of the Tax Act was initiated in the fourth quarter of 2017 and was completed in the fourth quarter of 2018 with no additional material adjustments to income tax expense during the fourth quarter.

ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of December 31, 2018, BancShares had total assets of $35.4 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Year ended December 31
(Dollars in thousands, except share data; unaudited)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
SUMMARY OF OPERATIONS
Interest income	$333,573	$315,706	$285,958	$1,245,757	$1,103,690
Interest expense	12,691	8,344	11,189	36,857	43,794
Net interest income	320,882	307,362	274,769	1,208,900	1,059,896
(Credit) provision for loan and lease losses	11,585	840	(2,809)	28,468	25,692
Net interest income after provision for loan and lease losses	309,297	306,522	277,578	1,180,432	1,034,204
Gain on acquisitions	—	—	—	—	134,745
Noninterest income excluding gain on acquisitions	82,007	94,531	108,613	400,149	387,218
Noninterest expense	275,378	267,537	263,080	1,076,971	1,012,469
Income before income taxes	115,926	133,516	123,111	503,610	543,698
Income taxes	26,453	16,198	68,704	103,297	219,946
Net income	$89,473	$117,318	$54,407	$400,313	$323,752
Taxable-equivalent net interest income	$321,804	$308,207	$276,002	$1,212,280	$1,064,415
PER SHARE DATA
Net income	$7.62	$9.80	$4.53	$33.53	$26.96
Cash dividends	0.40	0.35	0.35	1.45	1.25
Book value at period-end	300.04	294.40	277.60	300.04	277.60
CONDENSED BALANCE SHEET
Cash and due from banks	$327,440	$262,525	$336,150	$327,440	$336,150
Overnight investments	797,406	943,025	1,387,927	797,406	1,387,927
Investment securities	6,741,763	7,040,674	7,180,256	6,741,763	7,180,256
Loans and leases	25,523,276	24,886,347	23,596,825	25,523,276	23,596,825
Less allowance for loan and lease losses	(223,712)	(219,197)	(221,893)	(223,712)	(221,893)
Other assets	2,242,456	2,041,285	2,248,247	2,242,456	2,248,247
Total assets	$35,408,629	$34,954,659	$34,527,512	$35,408,629	$34,527,512
Deposits	30,672,460	30,163,537	29,266,275	30,672,460	29,266,275
Other liabilities	1,247,215	1,292,109	1,927,173	1,247,215	1,927,173
Shareholders' equity	3,488,954	3,499,013	3,334,064	3,488,954	3,334,064
Total liabilities and shareholders' equity	$35,408,629	$34,954,659	$34,527,512	$35,408,629	$34,527,512
SELECTED PERIOD AVERAGE BALANCES
Total assets	$35,625,500	$34,937,175	$34,864,720	$34,879,912	$34,302,867
Investment securities	7,025,889	7,129,089	7,044,534	7,074,929	7,036,564
Loans and leases	25,343,813	24,698,799	23,360,235	24,483,719	22,725,665
Interest-earning assets	33,500,732	32,886,276	32,874,233	32,847,661	32,213,646
Deposits	30,835,157	30,237,329	29,525,843	30,165,249	29,119,344
Interest-bearing liabilities	19,282,749	18,783,160	19,425,404	18,995,727	19,576,353
Shareholders' equity	$3,491,914	$3,470,368	$3,329,562	$3,422,941	$3,206,250
Shares outstanding	11,763,832	11,971,460	12,010,405	11,938,439	12,010,405
SELECTED RATIOS
Annualized return on average assets	1.00%	1.33%	0.62%	1.15%	0.94%
Annualized return on average equity	10.17	13.41	6.48	11.69	10.10
Taxable-equivalent net interest margin	3.82	3.73	3.34	3.69	3.30
Efficiency ratio (1)	65.66	67.33	70.86	67.74	70.78
Tier 1 risk-based capital ratio	12.67	13.23	12.88	12.67	12.88
Common equity Tier 1 ratio	12.67	13.23	12.88	12.67	12.88
Total risk-based capital ratio	13.99	14.57	14.21	13.99	14.21
Leverage capital ratio	9.77	10.11	9.47	9.77	9.47
(1)The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares' securities gains, acquisition gains, one-time gains on extinguishment of debt, fair market value adjustment on marketable equity securities and FDIC shared-loss termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Year ended December 31
(Dollars in thousands, unaudited)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$219,197	$224,865	$231,842	$221,893	$218,795
(Credit) provision for loan and lease losses:
PCI loans (1)	(1,765)	(1,514)	(2,637)	(765)	(3,447)
Non-PCI loans (1)	13,350	2,354	(172)	29,232	29,139
Net charge-offs of loans and leases:
Charge-offs	(10,768)	(9,447)	(9,994)	(39,671)	(36,682)
Recoveries	3,698	2,939	2,854	13,023	14,088
Net charge-offs of loans and leases	(7,070)	(6,508)	(7,140)	(26,648)	(22,594)
ALLL at end of period	$223,712	$219,197	$221,893	$223,712	$221,893
ALLL at end of period allocated to loans and leases:
PCI	$9,144	$10,909	$10,026	$9,144	$10,026
Non-PCI	214,568	208,288	211,867	214,568	211,867
ALLL at end of period	$223,712	$219,197	$221,893	$223,712	$221,893
Reserve for unfunded commitments	$1,107	$1,089	$1,032	$1,107	$1,032
SELECTED LOAN DATA
Average loans and leases:
PCI	$616,664	$652,983	$799,399	$671,128	$845,030
Non-PCI	24,727,149	24,045,816	22,560,836	23,812,591	21,880,635
Loans and leases at period-end:
PCI	606,576	638,018	762,998	606,576	762,998
Non-PCI	24,916,700	24,248,329	22,833,827	24,916,700	22,833,827
RISK ELEMENTS
Nonaccrual loans and leases	$85,822	$86,949	$93,158	$85,822	$93,158
Other real estate	48,030	43,601	51,097	48,030	51,097
Total nonperforming assets	$133,852	$130,550	$144,255	$133,852	$144,255
Accruing loans and leases 90 days or more past due	$39,908	$40,713	$61,718	$39,908	$61,718
RATIOS
Net charge-offs (annualized) to average loans and leases	0.11	0.10	0.12	0.11	0.10
ALLL to total loans and leases:
PCI	1.51	1.71	1.31	1.51	1.31
Non-PCI	0.86	0.86	0.93	0.86	0.93
Total	0.88	0.88	0.94	0.88	0.94
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.52	0.52	0.61	0.52	0.61
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$25,343,813	$288,484	4.52%	$24,698,799	$272,868	4.39%	$23,360,235	$248,151	4.22%
Investment securities:
U. S. Treasury	1,454,889	7,261	1.98	1,504,594	7,104	1.87	1,627,968	4,784	1.17
Government agency	192,830	1,288	2.67	129,634	840	2.59	9,659	69	2.85
Mortgage-backed securities	5,136,489	29,261	2.28	5,266,282	29,160	2.21	5,233,293	25,351	1.94
Corporate bonds and other	135,962	1,810	5.32	121,855	1,609	5.28	63,911	991	6.20
State, county and municipal	78	3	17.14	—	—	—	—	—	—
Marketable equity securities	105,641	323	1.22	106,724	249	0.93	109,703	246	0.89
Total investment securities	7,025,889	39,946	2.27	7,129,089	38,962	2.18	7,044,534	31,441	1.78
Overnight investments	1,131,030	6,065	2.13	1,058,388	4,721	1.77	2,469,464	7,599	1.22
Total interest-earning assets	$33,500,732	$334,495	3.97%	$32,886,276	$316,551	3.83%	$32,874,233	$287,191	3.47%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$5,254,677	$332	0.03%	$5,177,349	$319	0.02%	$5,028,978	$262	0.02%
Savings	2,511,444	213	0.03	2,506,421	210	0.03	2,337,993	172	0.03
Money market accounts	7,971,726	4,335	0.22	7,878,484	2,455	0.12	8,047,691	1,732	0.09
Time deposits	2,599,498	4,179	0.64	2,367,980	2,163	0.36	2,421,749	1,623	0.27
Total interest-bearing deposits	18,337,345	9,059	0.20	17,930,234	5,147	0.11	17,836,411	3,789	0.08
Repurchase agreements	572,442	419	0.29	547,385	398	0.29	615,244	622	0.40
Other short-term borrowings	53,552	298	2.21	43,720	287	2.57	107,551	1,031	3.77
Long-term obligations	319,410	2,915	3.58	261,821	2,512	3.77	866,198	5,747	2.61
Total interest-bearing liabilities	$19,282,749	$12,691	0.26%	$18,783,160	$8,344	0.18%	$19,425,404	$11,189	0.23%
Interest rate spread			3.71%			3.65%			3.24%
Net interest income and net yield on interest-earning assets		$321,804	3.82%		$308,207	3.73%		$276,002	3.34%
(1) Loans and leases include PCI loans and non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0 percent, 21.0 percent and 35.0 percent as well as state income tax rates of 3.4 percent, 3.4 percent and 3.1 percent for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively. The taxable-equivalent adjustment was $922, $845 and $1,233 for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively. The rate/volume variance is allocated equally between the changes in volume and rate.